      As filed with the Securities and Exchange Commission on June 30, 2003

                                                      Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                -----------------

                               RAYTECH CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                  06-1182033
    (State or other jurisdiction          (I.R.S. Employer Identification No.)
         of incorporation)

                         SUITE 295, FOUR CORPORATE DRIVE
                           SHELTON, CONNECTICUT 06484

               (Address of Principal Executive Offices) (Zip Code)

              RAYTECH CORPORATION 2002 INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

                             EDGAR P. DEVYLDER, ESQ.
          VICE PRESIDENT, ADMINISTRATION, GENERAL COUNSEL AND SECRETARY

                               RAYTECH CORPORATION

                         SUITE 295, FOUR CORPORATE DRIVE
                           SHELTON, CONNECTICUT 06484

                     (Name and address of agent for service)

                                 (203) 925-8010

          (Telephone number, including area code, of agent for service)
                                 ---------------
                                   Copies to:
                            HAROLD B. FINN III, ESQ.
                            FINN DIXON & HERLING LLP

                               ONE LANDMARK SQUARE
                           STAMFORD, CONNECTICUT 06901



                         CALCULATION OF REGISTRATION FEE

                                        Proposed Maximum  Proposed Maximum
Title of Securities       Amount             Offering         Aggregate        Amount of
to be Registered     to be Registered    Price Per Share   Offering Price    Registration Fee
-------------        ----------------    ---------------   --------------    ----------------
Common Stock,
$1.00 par value      4,000,000 shares        $4.90(1)      $19,600,000(1)       $1,586(1)

(1) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the weighted average of (i) $5.70 per share for 2,773,000 options granted to date and outstanding under the plan; and (ii) $3.10 per share for the remaining 1,227,000 shares issuable under the plan, which price is the average of the high and low prices per share of Common Stock of the registrant reported on the New York Stock Exchange on June 25, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "SEC"):

      (a) Raytech's Annual Report on Form 10-K for the year ended December 29, 2002.

      (b) Raytech's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2003.

      All reports and other documents subsequently filed by Raytech pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.

ITEM 4. DESCRIPTION OF SECURITIES.

      Raytech's Common Stock, par value $1.00 per share, is registered on the New York Stock Exchange, Inc. The following summary description of the capital stock of Raytech is qualified in its entirety by reference to Raytech's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, which are filed as exhibits to this Registration Statement and are incorporated herein by reference. You should read carefully the more detailed provisions of Raytech's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, because they, and not this summary, govern the rights of holders of Common Stock.

      Raytech's authorized capital stock consists of 50,000,000 shares of Common Stock, 41,737,306 of which were outstanding as of June 23, 2003, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding as of June 23, 2003.

      Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors, provided however, that under Raytech's Second Amended Plan of Reorganization that the U.S. Bankruptcy Court made effective April 18, 2001, Kevin S. Flannery was appointed to hold office as a director for a term of three years ending on April 18, 2004 and until his successor is elected and qualified. Raytech's Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. Subject to any preferences granted to holders of any shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when and if declared by the board of directors and to share, on the basis of their shareholdings, in Raytech's assets that are available for distribution to Raytech's stockholders in the event of liquidation, dissolution or winding up. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

      No Preferred Stock has been issued as of this date and Raytech's management has no current plans to issue Preferred Stock to any investor. Under Raytech's Amended and Restated Certificate of Incorporation, the board of directors has the power, without further action by the holders of Common Stock, to designate the relative rights and preferences of the Preferred Stock and to issue the Preferred

Stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends and other preferences, provided that each share of Preferred Stock shall be entitled to at least one vote. Any of the foregoing may be dilutive of the interest of the holders of Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may adversely effect the rights and powers, including voting rights, of the holders of Common Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Edgar P. DeVylder, Esq., Vice President, Administration, General Counsel and Secretary of Raytech, beneficially owns no shares of Common Stock, holds options to purchase 267,000 shares of Common Stock as of the date of this Registration Statement and is eligible to participate in the Raytech Corporation 2002 Incentive Compensation Plan. Mr. DeVylder has passed upon the validity of the shares of Common Stock offered under this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Raytech's Amended and Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

      Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred. The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Raytech authorize the indemnification of its directors and officers under specified circumstances to the fullest extent authorized by the DGCL and provide for the advancement of expenses for defending any proceeding related to the specified circumstances.

      Raytech currently maintains an insurance policy and a trust under which the directors and officers are covered, within the limits and subject to the limitations of the policy and the trust, against certain expenses in connection with the defense of actions, suits or proceedings, including certain securities actions, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.
-----------
     3.1            Certificate of Amendment and Restatement of the
                    Certificate of Incorporation of Raytech (incorporated by
                    reference to Exhibit 2 of Raytech's Annual Report on Form
                    10-K filed March 26, 2001).

     3.2* Certificate of Amendment to the Certificate of Incorporation of Raytech.

     3.3*           Amended and Restated By-Laws of Raytech.

     4.1*           Raytech Corporation 2002 Incentive Compensation Plan.

     4.2*           Form of Stock Option Agreement under the Raytech
                    Corporation 2002 Incentive Compensation Plan.

     5.1* Opinion of Edgar P. DeVylder, Esq. as to legality of securities being registered.

     23.1*          Consent of PricewaterhouseCoopers LLP.

     23.2           Consent of Edgar P. DeVylder, Esq. (contained in Exhibit
                    5.1 hereto).

     24.1           Power of Attorney (included on the signature pages).



-------------------------
*Filed herewith.

ITEM 9. UNDERTAKINGS.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the DGCL, Raytech's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Shelton, State of Connecticut, on this 27th day of June, 2003.

                                    RAYTECH CORPORATION



                                    By:       /s/ Albert A. Canosa
                                          --------------------------------------
                                          Albert A. Canosa,
                                          President and Chief Executive Officer

                               POWERS OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert A. Canosa and Edgar P. DeVylder, jointly and severally, his attorneys-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                         Title                      Date
         ---------                         -----                      ----

/s/ Albert A. Canosa        President and Chief Executive
------------------------    Officer (Principal Executive
Albert A. Canosa            Officer); Director                   June 27, 2003


/s/ John B. Devlin          Vice President, Treasurer and Chief
------------------------    Financial Officer (Principal
John B. Devlin              Financial and Accounting Officer)     June 27, 2003

/s/ Robert P. Carter
------------------------
Robert P. Carter            Director                              June 27, 2003

/s/ Archie R. Dykes
------------------------
Archie R. Dykes             Director                              June 27, 2003

/s/ Kevin S. Flannery
------------------------
Kevin S. Flannery           Director                              June 27, 2003

/s/ David N. Forman
------------------------
David N. Forman             Director                              June 27, 2003

/s/ John H. Laeri, Jr.
------------------------
John H. Laeri, Jr.          Director                              June 27, 2003

/s/ Stanley J. Levy
------------------------
Stanley J. Levy             Director                              June 27, 2003

/s/ Richard A. Lippe
------------------------
Richard A. Lippe            Director                              June 27, 2003

/s/ Gene Locks
------------------------
Gene Locks                  Director                              June 27, 2003

/s/ John J. Robbins
------------------------
John J. Robbins             Director                              June 27, 2003

                                  EXHIBIT INDEX

Exhibit No.                              Description
-----------                              -----------

3.1 Certificate of Amendment and Restatement of the Certificate of Incorporation of Raytech (incorporated by reference to Exhibit 2 of Raytech's Annual Report on Form 10-K filed
                   March 26, 2001).

3.2* Certificate of Amendment to the Certificate of Incorporation of Raytech.

3.3*               Amended and Restated By-Laws of Raytech.

4.1*               Raytech Corporation 2002 Incentive Compensation Plan.

4.2*               Form of Stock Option Agreement under the Raytech Corporation
                   2002 Incentive Compensation Plan.

5.1* Opinion of Edgar P. DeVylder, Esq. as to legality of securities being registered.

23.1*              Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Edgar P. DeVylder, Esq. (contained in Exhibit 5.1 hereto).

24.1               Power of Attorney (included on the signature pages).

----------------
* Filed herewith.